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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )

                           Mutual Risk Management Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    628351108
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                                 (CUSIP number)



         Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP No.     628351108               13G       Page        2 of      6 Pages
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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                        Morgan Stanley Group Inc.
                        IRS # 13-283-8891
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /

                                                            (b)  / /


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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                        The state of organization is Delaware.

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          NUMBER OF        5       SOLE VOTING POWER
                                                              0
            SHARES      --------------------------------------------------------
                           6       SHARED VOTING POWER
         BENEFICIALLY                                   849,967
                        --------------------------------------------------------
           OWNED BY        7       SOLE DISPOSITIVE POWER
                                                              0
            EACH        --------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
          REPORTING                                   1,162,514

         PERSON WITH
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              1,162,514

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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      6.20%

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   12     TYPE OF REPORTING PERSON*
                        IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP No.     628351108               13G       Page        3 of      6 Pages
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   Item 1 (a)       Name of Issuer
-----------------   ----------------------------

                    Mutual Risk Management  Ltd.

   Item 1 (b)       Address of issuer's principal executive offices
-----------------   ------------------------------------------------------------

                    44 Church Street
                    Hamilton HM 12, Bermuda

   Item 2 (a)       Name of person filing
-----------------   --------------------------------------------------------

                    Morgan Stanley Group Inc.

   Item 2 (b)       Principal business office
-----------------   --------------------------------------------------------

                    1585 Broadway
                    New York, New York 10036

   Item 2 (c)       Citizenship
-----------------   ----------------------------

                    Incorporated by reference to Item 4 of the cover page.

   Item 2 (d)       Title of class of Securities
-----------------   --------------------------------------------------------

                    Common Stock

   Item 2 (e)       Cusip No.
-----------------   ----------------------------

                    628351108

   Item 3           Morgan Stanley Group Inc. is (e) an Investment Adviser
-----------------
                    registered under section 203 of the Investment Advisers Act of 1940.

   Item 4           Ownership
-----------------   ----------------------------

                    Incorporated by reference to Items (5)-(9) and (11) of the cover page.

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CUSIP No.     628351108               13G       Page        4 of      6 Pages
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     Item 5      Ownership of 5 Percent or Less of a Class

                 Inapplicable

     Item 6      Ownership of More than 5 Percent on Behalf of Another Person

                 Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                 Inapplicable

     Item 8      Identification and Classification of Members of the Group

                 Inapplicable

     Item 9      Notice of Dissolution of Group

                 Inapplicable

     Item 10     Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP No.     628351108               13G       Page        5 of      6 Pages
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                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date :           February  7, 1997

Signature :      /s/ EDWARD J. JOHNSEN
                 ---------------------------------------------------------------

Name/Title :     Edward J. Johnsen/Vice-President Morgan Stanley & Co.
                 Incorporated
                 ---------------------------------------------------------------
                 MORGAN  STANLEY  GROUP INC.



                 INDEX TO EXHIBITS                                      PAGE
                 ----------------------------                         --------


EXHIBIT 1        Secretary's Certificate Authorizing Edward J. Johnsen    6
                 to Sign on Behalf of Morgan Stanley Group Inc.